EXHIBIT 21

SUBSIDIARIES AS OF DECEMBER 31, 2015

	State or Other Jurisdiction of Incorporation or Organization	% Owned Directly or Indirectly by Vulcan
CalMat Co. Florida Rock Industries, Inc. Harper Brothers, LLC Legacy Vulcan, LLC Arundel Company, LLC Virginia Concrete Company, LLC VGCM, LLC Vulcan Lands, Inc.	Delaware Florida Delaware Delaware Delaware Delaware Delaware New Jersey	100 100 100 100 100 100 100 100

Exhibit 21